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                                                                    EXHIBIT 10.3


                             BANK ONE, TEXAS N.A.

                             TERMS AND CONDITIONS

                               NOVEMBER 20, 1997




LENDER:                Bank One, Texas, National Association ("BOT" or "Bank").

BORROWER:              Sheridan Energy, Inc. ("Sheridan" or "Borrower").

FACILITY:              Secured reducing revolving credit facility, subject to
                       semi-annual Borrowing Base reviews.

PURPOSE: To finance acquisition and development of oil and gas properties, specifically the acquisition of the "Mid-Continent" and "Gulf Coast" properties from Pioneer Natural Resources, which properties have been reviewed by the Bank's engineering staff for purposes of this financing proposal.

COMMITMENT
AMOUNT:                Not to exceed the Borrowing Base.

BORROWING BASE:        $40,000,000 effective November 1, 1997. Borrowing Base to
                       be redetermined semi-annually, or more often if necessary as determined by Bank in its sole discretion. Next
                       Borrowing Base determination scheduled for April 1998.

REPAYMENT:             Monthly interest payments. Availability of Commitment
                       Amount will reduce by $625,000 effective December 1, 1997, and by $550,000 effective January 1, 1998 and continuing each month through the next Borrowing Base determination. Thereafter, Commitment Amount will reduce by an amount determined in connection with Borrowing Base redetermination.

MANDATORY
REPAYMENT:             Mandatory prepayments required to extent that
                       outstandings exceed Borrowing Base.

MATURITY:              June 30, 2000.

INTEREST RATE:         At the option of Borrower, BOT Base Rate floating or
                       LIBOR plus 2.50%. Available LIBOR periods are 1, 2, 3 or
                       4 months.

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Sheridan Energy, Inc.
Summary of Terms and Conditions
Page 2


FACILITY FEE:          $300,000.  $100,000 payable upon delivery of commitment,
                       with remaining balance payable at closing.

COMMITMENT FEE:        0.375% per annum on unused Commitment Amount payable
                       quarterly in arrears.

COLLATERAL:            Perfected first lien on all assets of Borrower, including
                       without limitation oil and gas properties, inventory, account receivable, and equipment owned by Borrower.

LOAN AGREEMENT:        This Facility will be subject to the negotiation and
                       execution of mutually acceptable Loan Documents. The Loan
                       Documents will include, without limitation, a Loan
                       Agreement that will contain certain representations and warranties, affirmative covenants, negative covenants and events of default that are customary for transactions of this type.

The covenants will include, but will not necessarily be limited to, the following:

                       . The Borrower will be required to hedge the interest rate risk associated with a minimum of $20,000,000 of the Commitment Amount for a minimum of 24 months. All interest rate hedges will be executed with Bank One, or an entity acceptable to Bank.

                       . A prepayment fee will be payable in the event this facility is refinanced by a credit facility from another commercial bank, or is canceled before maturity. Such prepayment fee will be $250,000 for calendar 1997 or 1998 and $150,000 for calendar 1999.

                       . The Borrower will be required to limit General and Administration Expenses to a maximum of 14% of gross revenues as determined on a rolling four quarter basis.

                       . The Borrower will be required to maintain a minimum ratio of Cash Flow to Debt Service 1.10 to 1.00.
                          Cash Flow will be defined as net income from operations plus depreciation, amortization, depletion and other non-cash expenses less non-cash revenues less mandatory capital expenditures. Debt Service will be defined as the principal outstanding plus letters of credit issued under the Note at the end of any fiscal quarter divided by 20 plus preferred dividends paid.

                       . Bank's commitment is contingent upon Borrower's successful placement of a minimum of $20,000,000 preferred or common stock in a form acceptable to the Bank. Cash dividends will be allowed if Borrower maintains a minimum ratio of Cash Flow to Debt Service of 1.20 to 1.00, no uncured events of default exist, and the payment of such dividends does not result in an event of default.

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Sheridan Energy, Inc.
Summary of Terms and Conditions
Page 3




                       . Bank's commitment is contingent upon satisfactory title review by Bank's counsel on properties comprising a minimum of 85% of the Borrowing Base PW value.

                       . All other terms and conditions found in the First Amended and Restated Credit Agreement between Sheridan Energy, Inc. and Bank One, Texas, NA effective September 30, 1007 will continue in full force and effect.


This represents the terms and conditions on which Bank One, Texas, N.A. is willing to increase the Available Commitment under the Existing Credit Agreement. This commitment is subject to the execution of documentation acceptable to Bank and Borrower. Additional terms and conditions may be required as the Bank and Sheridan complete their title due diligence and final documentation. This commitment will expire on November 20, 1997 at 5:00 p.m. CST unless accepted by Sheridan evidenced by signing in space below and accompanied by the $100,000 non-refundable fee referred to herein.



ACCEPTED
this 20th day of November, 1997.

Sheridan Energy, Inc.




By: /s/ B.A. Berilgen
    _________________________________________

Title: President and Chief Executive Officer
      _______________________________________